Exhibit 99.1

Boxlight Announces Closing of $10.0 Million Secondary Offering

LAWRENCEVILLE, Ga., June 12, 2020 —(BUSINESS WIRE)— Boxlight Corporation (Nasdaq: BOXL) (“Boxlight” or the “Company”), a leading provider of interactive technology solutions for the global education market, today announced the closing of an underwritten secondary public offering of 13,333,333 shares of its Class A common stock at a price to the public of $0.75 per share. Gross proceeds, before underwriting discounts and commissions and estimated offering expenses, were approximately $10.0 million.

Maxim Group LLC acted as sole book-running manager and National Securities Corporation acted as a co-manager for the offering. Boxlight granted the underwriters a 45-day option to purchase up to an additional 2,000,000 shares of Class A common stock at the public offering price less discounts and commissions.

The offering was conducted pursuant to the Company’s registration statement on Form S-1 (File No. 333-238634) previously filed with and subsequently declared effective by the Securities and Exchange Commission (“SEC”). Electronic copies of the final prospectus relating to this offering may be obtained from Maxim Group LLC, 405 Lexington Avenue, 2nd Floor, New York, NY 10174, at (212) 895-3745.

This press release shall not constitute an offer to sell or the solicitation of an offer to buy securities, nor shall there be any sale of these securities in any state or other jurisdiction in which such offer, solicitation or sale would be unlawful prior to the registration or qualification under the securities laws of any such state or other jurisdiction.

About Boxlight Corporation

Boxlight Corporation (Nasdaq: BOXL) is a leading provider of technology solutions for the global learning market. The company aims to improve learning and engagement in classrooms and to help educators enhance student outcomes by developing the products they need. The Company develops, sells, and services its integrated, interactive solution suite including software, classroom technologies, professional development and support services. For more information about the Boxlight story, visit http://www.boxlight.com.

Forward Looking Statements

This press release may contain information about Boxlight’s view of its future expectations, plans and prospects that constitute forward-looking statements. Actual results may differ materially from historical results or those indicated by these forward-looking statements because of a variety of factors including, but not limited to, risks and uncertainties associated with its ability to maintain and grow its business, variability of operating results, its development and introduction of new products and services, marketing and other business development initiatives and competition in the industry. Boxlight encourages you to review other factors that may affect its future results in its filings with the SEC.

Contacts

Media

Sunshine Nance

+1 360-464-2119 x254

sunshine.nance@boxlight.com

Investor Relations

Michael Pope

+1 360-464-4478

michael.pope@boxlight.com